Exhibit 10.2

subordinated PROMISSORY Note

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH OTHER LAWS.

$500,000,000	as of October 16, 2019

1.                  5.375% Senior Notes due 2027. Reference is made to the Senior Notes (as defined in Schedule I attached hereto) issued by Viper Energy Partners LP, a Delaware limited partnership (the “Partnership”), pursuant to the Senior Notes Indenture (as defined in Schedule I). All capitalized terms used but not defined herein shall have the meanings ascribed to them in Schedule I or in the Senior Notes Indenture.

2.                  Principal. FOR VALUE RECEIVED, Viper Energy Partners LLC, a Delaware limited liability company (“Borrower”; all references in this Note to Borrower will include Borrower as a debtor-in-possession and any receiver or trustee for Borrower in a Proceeding), hereby unconditionally promises to pay to the Partnership the principal sum of $500,000,000 (Five Hundred Million Dollars and No Cents) pursuant to this Promissory Note (this “Note”).

3.                  Maturity. The entire unpaid principal balance of this Note together with all accrued and unpaid interest thereon and premium, if any, thereon, shall become due and payable on November 1, 2027 or such earlier date that the remaining outstanding principal amount of the Senior Notes becomes due and payable, whether by acceleration, upon maturity, or otherwise.

4.                  Interest Payments. Borrower promises to pay or cause to be paid interest on the principal amount of this Note at 5.375% per annum. Borrower will pay interest semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be May 1, 2020. Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance hereof. Borrower will pay interest (including post-petition interest in any Proceeding) on overdue principal at a rate that is equal to the then applicable interest rate on this Note to the extent lawful (the “Default Interest”); and it will pay interest (including post-petition interest in any Proceeding) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Borrower will pay Default Interest on this Note to the Partnership at such time or times as may be required for the Partnership to comply with Section 2.12 of the Senior Notes Indenture and Paragraph 2 of the Senior Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

5.                  Manner of Payment.

(a)               This Note will be payable as to principal, premium, if any, and interest at the office of the Partnership designated by the Partnership, or at the option of the Partnership, by wire transfer of immediately available funds. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(b)               Notwithstanding any provision of this Note to the contrary, at the direction from time to time of the Partnership, Borrower shall make payments pursuant to this Note directly to the Trustee, a Holder, or any other creditor of the Partnership described in Section 12 hereof in respect of any payment due under or in connection with this Note that corresponds to a payment due by the Partnership under or in connection with the Senior Notes, and any such direct payment to such creditor of the Partnership (other than the Partnership) shall be deemed a payment by Borrower to the Partnership in satisfaction of the applicable corresponding payment obligation under this Note.

6.                  Payments on Business Days. If any payment with respect to any principal of, premium on, if any, or interest on this Note (including any payment to be made on any date fixed for redemption or purchase of the Senior Notes) is due on a day that is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

7.                  Optional Redemption of Senior Notes. If the Partnership elects to redeem all or a portion of the Senior Notes pursuant to Paragraph 5 of the Senior Notes and Section 3.07 of the Senior Notes Indenture, Borrower shall prepay this Note by paying to the Partnership an amount equal to the redemption price payable by the Partnership in connection with such redemption, including, without limitation, (i) a prepayment of the aggregate principal amount of this Note equal to the principal amount of the Senior Notes being redeemed, (ii) a payment of interest on this Note in the amount of any interest being paid by the Partnership in connection with such redemption, and (iii) a payment of premium on this Note in the amount of any premium that is being paid by the Partnership in connection with such redemption.

8.                  Purchase or Repurchase of Senior Notes. If the Partnership purchases or repurchases all or a portion of the Senior Notes, whether pursuant to Paragraph 7 of the Senior Notes and Section 4.10 or 4.14 of the Senior Notes Indenture in connection with a Change of Control or Asset Sale, pursuant to a tender offer, or otherwise, Borrower shall prepay this Note by paying to the Partnership an amount equal to the purchase or repurchase amount payable by the Partnership in connection with such purchase or repurchase, including, without limitation, (i) a prepayment of the aggregate principal amount of this Note equal to the principal amount of the Senior Notes being purchased or repurchased, (ii) a payment of interest on this Note in the amount of any interest being paid by the Partnership in connection with such purchase or repurchase, and (iii) a payment of premium on this Note in the amount of any premium that is being paid by the Partnership in connection with such purchase or repurchase.

9.                  Acceleration of Senior Notes. If the Senior Notes become due and payable, whether upon the occurrence of, or upon declaration by the Trustee or the Holders after, an Event of Default under the Senior Note Indenture, at maturity, or otherwise, then the entire principal balance of this Note, all accrued but unpaid interest thereon, all premium, if any, thereon, and all other amounts owing under this Note, shall be accelerated and become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by Borrower. If an acceleration of the maturity of the Senior Notes is rescinded pursuant to the Senior Notes Indenture, then the acceleration of the maturity of the principal of this Note shall automatically be rescinded.

10.              Remedies. If this Note becomes due and payable, the Partnership may (a) pursue any legal or equitable remedies that are available to it, (b) proceed to protect and enforce its rights either by suit in equity, by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note, in aid of the exercise of any power or right granted by this Note, or otherwise, and (c) enforce any other legal or equitable right available as the holder of this Note.

11.              Subordination. Notwithstanding anything in this Note or any other agreement between Borrower and the Partnership to the contrary, the indebtedness evidenced by this Note is and shall be expressly subordinated in right of payment to the prior Payment in Full of the Senior Obligations in the following manner:

(a)               in the event of any Proceeding involving Borrower, then, until the holders of Senior Debt are Paid in Full, any payment or distribution to which the Partnership would otherwise be entitled in respect of this Note shall be made to the holders of Senior Debt;

(b)               if any Event of Default (as defined in each document governing the Senior Debt), has occurred and is continuing with respect to any Senior Debt, then the Partnership shall not receive, ask, demand, sue for, take, accept, retain or collect, directly or indirectly, from Borrower any amount with respect to this Note (other than a deemed payment pursuant to Section 5(b) or Section 13 of this Note); and

(c)               in the event that notwithstanding clause (a) or (b) of this Section 11, the Partnership should receive any funds, payments, claims or distributions that are prohibited by such clauses before all Senior Debt shall have been Paid in Full in cash, then an amount equal to the amount of all funds, payments, claims or distributions so received shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Debt in full in cash.

Each holder of Senior Obligations, whether now outstanding or hereafter arising, shall be deemed to have entered into the applicable Senior Debt in reliance on the provisions contained herein. The parties hereto agree that the terms hereof shall be enforceable in any Proceeding, and without limiting the foregoing, shall constitute a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of a Proceeding.

12.              Payment of Partnership’s Costs. Upon demand by the Partnership, Borrower shall pay to the Partnership, and shall reimburse the Partnership for, and indemnify the Partnership against, any and all investment banking, legal, accounting and other fees, costs, expenses, discounts, indemnification obligations and other obligations paid or incurred by the Partnership in connection with (i) the issuance of the Senior Notes, including, without limitation, all fees, costs, expenses, discounts and indemnification obligations payable pursuant to the Purchase Agreement, dated as of October 10, 2019, by and among the Partnership, Viper Energy Partners GP LLC, the general partner of the Partnership, Borrower and Credit Suisse Securities (USA) LLC and (ii) the negotiation, preparation, execution, delivery, administration and enforcement from time to time of the Senior Notes Indenture, the Senior Notes and any other related documents and all amendments, modifications and waivers of the provisions thereof from time to time, including, without limitation, pursuant to Section 7.06 of the Senior Notes Indenture.

13.              Setoff of Subrogation. Notwithstanding anything to the contrary set forth in this Note, if Borrower, in its capacity as a guarantor of the Senior Notes or any other obligation of the Partnership under or in connection with the Senior Notes, makes a payment with respect to such guaranteed obligation of the Partnership to a creditor, Borrower shall be subrogated to such obligation of the Partnership to the extent of such payment and shall stand in the place of such creditor, and such obligation shall be deemed automatically, immediately and irrevocably setoff against the corresponding obligation of Borrower under or in connection with this Note, and such corresponding obligation of Borrower under or in connection with this Note shall be deemed to have been satisfied to the extent of such payment by Borrower.

14.              Notices. All notices and other communications in respect of this Note (including, without limitation, any modifications of, or requests, waivers or consents under, this Note) shall be given in writing and shall be deemed effectively given (a) upon personal or electronic delivery to the other party, (b) the next Business Day after deposit with a national overnight delivery service, postage prepaid, addressed as set forth below, as applicable, provided that the sending party receives confirmation of delivery from such delivery service or (c) three Business Days after deposit with the United States Post Office, postage prepaid, addressed to Borrower at Attn: Teresa L. Dick, 500 West Texas Avenue, Suite 1200, Midland Texas 79701 or to the Partnership at Attn: Teresa L. Dick, 500 West Texas Avenue, Suite 1200, Midland Texas 79701, or at such other address as such party may designate by three days’ advance written notice to the other party.

15.              Amendments. This Note may not be amended, modified or supplemented except by an instrument in writing signed by Borrower and the Partnership.

16.              Successors; Assignments. This Note shall be binding upon and inure to the benefit of Borrower and the Partnership and their respective successors and permitted assigns. Neither Borrower nor the Partnership shall assign or delegate any of its rights or obligations under this Note without the prior written consent of the other party, and any purported assignment or delegation without such prior written consent will be null and void ab initio.

17.              Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

18.              Severability. In case any provision herein is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Signatures on following page]

BORROWER:

VIPER ENERGY PARTNERS LLC

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Chief Financial Officer, Executive Vice
President and Assistant Secretary

Signature Page to Intercompany Promissory Note

ACKNOWLEDGED AND AGREED BY THE PARTNERSHIP:

VIPER ENERGY PARTNERS LP

By: Viper Energy Partners GP LLC, its general partner

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	President

Signature Page to Intercompany Promissory Note

Schedule I

Defined Terms

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Paid in Full” or “Payment in Full” means the indefeasible payment in full in cash of all Senior Obligations, termination of all commitments to lend under the Senior Notes, the Senior Notes Indenture and the Senior Credit Documents, and termination of any letters of credit or similar instruments issued under the Senior Notes, the Senior Notes Indenture and the Senior Credit Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the Senior Notes, the Senior Notes Indenture and the Senior Credit Documents). Senior Obligations shall be considered to be outstanding whenever any commitment under the Senior Notes, the Senior Notes Indenture or the Senior Credit Documents is outstanding.

“Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to Borrower;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Borrower or with respect to a material portion of its assets;

(c) any liquidation, dissolution, reorganization or winding up of Borrower whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Borrower.

“Senior Credit Documents” means the Amended and Restated Senior Secured Revolving Credit Agreement, dated as of July 20, 2018, among Borrower, as the borrower, the Partnership, as parent guarantor, each of the Lenders (as defined therein) and Wells Fargo Bank, National Association, as administrative agent, as amended by the First Amendment thereto dated as of June 27, 2019, the Second Amendment thereto dated as of September 24, 2019 and the Third Amendment thereto dated as of October 8, 2019, and as the same may be further amended or supplemented from time to time, and all other “Loan Documents” (as defined in such Credit Agreement), as amended and supplemented to the date hereof and as the same may be further amended and supplemented from time to time.

“Senior Debt” means, collectively, the Senior Notes, the Senior Notes Guarantee, the Senior Notes Indenture and the Senior Credit Documents, and all indebtedness, liabilities and other obligations from time to time outstanding thereunder or in connection therewith.

“Senior Notes” means the $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2027 of the Partnership issued pursuant to the Senior Notes Indenture.

“Senior Notes Guarantee” means Borrower’s Note Guarantee in respect of the Senior Notes issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means that certain Indenture, dated as of October 16, 2019, among the Partnership, as issuer, Borrower and any other Guarantors (as defined therein) from time to time parties thereto, and Wells Fargo Bank, National Association, as trustee, as such may be amended or supplemented from time to time.

“Senior Obligations” means all principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the Senior Notes, the Senior Notes Indenture and the Senior Credit Documents, including, without limitation, all expenses, in each instance, whether accrued before or after the commencement of any Proceeding and without regard to whether or not an allowed or allowable claim. To the extent that any payment with respect to the Senior Obligations (whether by or on behalf of Borrower, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, avoided, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.